                                                                    EXHIBIT 11.1

                        MERCURY INTERACTIVE CORPORATION

                  COMPUTATION OF NET INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARE
                          (PRIMARY AND FULLY DILUTED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            Three months ended  Six months ended
                                                June 30,            June 30,
                                            -----------------------------------
                                             1996      1995       1996    1995
                                            ------    ------     ------  ------
Weighted average common shares
 outstanding............................    15,837    12,983     15,798   12,899

Weighted average common equivalent
 shares from dilutive options(1)........       727         0        770        0
                                            ------    ------     ------  -------

Weighted average common shares and
 equivalents............................    16,564    12,983     16,568   12,899
                                            ======    ======     ======   ======
Net income (loss).......................       780    (1,845)       130     (808)
                                            ======    ======     ======   ======
Net income (loss) per share.............      0.05     (0.14)      0.01    (0.06)
                                            ======    ======     ======   ======

(1) Common equivalent shares are excluded from the computation if their effect is anti-dilutive.